Exhibit 4.33

FEDERAL SERVICE FOR SUPERVISION IN THE AREA OF COMMUNICATIONS

LICENSE

No. 33920

Licensee’s details:

Open Joint Stock Company

Mobile TeleSystems

Location:

109147, Moscow, 4 Marksistskaya Str.

Services:

Communication services in data transmission network excluding voice information transmission

The enclosed License includes License terms on 2 pages.

This License is valid from	July 15, 2005	to	July 15, 2010

Service commencement date
(not later than)			July 15, 2005

Seal:        Federal Service for Supervision in the Area of Communications

Deputy Head of the
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov

Federal Service for Supervision in the Area of Communications

OPERATING TERMS
For License No. 33920**

1.             Mobile TeleSystems OJSC (the “Licensee”) shall comply with the term of this License.

2.             The Licensee shall commence rendering communication services hereunder not later than July 15, 2005.

3.             The Licensee shall render the services hereunder only in the territory of the Krasnodar Krai.

4.             The Licensee under this License shall provide subscribers and/or users with the services on exchange of information between subscriber end-user equipment connected to the Licensee’s data transmission network, including the following:*

a)             access to the Licensee’s communication network;

b)             connections via the Licensee’s data transmission network using end-user equipment except for voice information transmission;

c)             access to telecommunication services offered by other operators whose networks interact with the Licensee’s network

5.             The Licensee shall render communication services in accordance with the rules of rendering communication services adopted by the Government of the Russian Federation.

6.             In rendering the services, the Licensee shall comply with the regulations for interconnection and interfacing telecommunication networks adopted by the Government of the Russian Federation when connecting Licensee’s data transmission network to the public communication network, connecting Licensee’s data transmission network to other communication networks, accounting and traffic transmission over in Licensee’s data transmission network, accounting and traffic transmission from /to other operators networks.

7.             This License is issued upon consideration of the application submitted to re-issue License No. 32796 dated July 15, 2005 without a public bid (tender, competition). No license requirements regarding the compliance of Licensee’s commitments undertaken during the bid (tender, competition) for the respective license have been established.

8.             The Licensee shall render the services hereunder in compliance with the terms established for the allocation of radio frequency bands, assignment of radio frequencies and radio frequency channels.

9.             The Licensee’s communication control system is required to meet the standards established by an authorized Federal executive body of respective competence for communication network control systems.

Federal Service for Supervision in the Area of Communications

10.           The Licensee shall implement the requirements to communication networks and equipment necessary for operations and investigations established by the Federal executive body in the area of communications, as agreed with state bodies authorized to conduct operations and investigations, authorized Federal executive agency of respective competence for communication in coordination with state authorities in charge of surveillance operations, and shall ensure protection of the confidential organizational and tactical techniques used for such operations.

*              The services rendered hereunder may be accompanied by the provision of other services closely technologically connected with communication channel provision services and aimed to increase their consumer value unless such services are subject to additional licensing.

**           This License is issued to replace License No. 32796 dated July 15, 2005.

[Seal]
Deputy Head
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov